UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 7, 2008
WSI Industries, Inc.

(Exact name of Registrant as Specified in its Charter)
Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-0691607

(Commission File Number)	(I.R.S. Employer Identification No.)

213 Chelsea Road Monticello, MN	55362

(Address Of Principal Executive Offices)	(Zip Code)
(763) 295-9202

Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4, 6 and 7 are not applicable and therefore omitted.
Item 2.02 Results Of Operations And Financial Condition.
WSI Industries, Inc. (the “Company”) issued a press release on October 7, 2008 disclosing material non-public information regarding its results of operations for the fourth quarter and fiscal year ending August 31, 2008. The Company hereby furnishes the press release, which is attached hereto as Exhibit 99.1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 7, 2008, the Compensation Committee of Board of Directors of the Company recommended, and the Board of Directors approved, the 2009 Executive Bonus Program (the “Program”) for executive officers and other members of management. The Compensation Committee also approved the bonus that may be earned by executive officers under the Program, as a percentage of the executive officer’s salary, at the threshold, target and maximum levels.
Under the Program, executive officers are eligible for a bonus depending upon the Company’s fiscal year 2009 performance against goals established by the Compensation Committee relating to return on assets. Return on assets is defined as pretax income before incentive compensation divided by average tangible assets. The Compensation Committee set threshold, target and maximum goals for fiscal year 2009 relating to return on assets. If the threshold level is not met, the executive officers will not earn any bonus under the Program. Under the Program, Michael Pudil, the Company’s Chief Executive Officer is eligible for a bonus of 30%, 60% and 90% of his salary at the threshold, target and maximum levels of return on assets, respectively. Paul Sheely, the Company’s Chief Financial Officer, is eligible for a bonus of 25%, 50% and 70% of his salary at the threshold, target and maximum levels of return on assets, respectively. If the Company achieves a level of return on assets that falls between the levels established by the Compensation Committee, the executive officer’s bonus will be prorated.
All bonuses at the threshold and target levels and between the threshold and target levels will be paid out in cash. If the Company achieves a return on assets in excess of the target level and up to the maximum level, the executive officer’s bonus will be paid out in cash up to the target level amount and for the bonus in excess of the target level amount, the bonus will be paid by lapse of restrictions on shares of restricted stock granted by the Compensation Committee.
On October 7, 2009, the Compensation Committee also approved grants of performance based restricted stock to executive officers and other members of management under the Program, with the number of shares granted to each participant representing the maximum number of shares that could be earned under the Program. The number of shares of performance based restricted stock granted to Messrs. Pudil and Sheely was 18,556 and 6,975 shares, respectively. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of a return on assets in excess of the target level and up to the maximum level. Following achievement of the return on assets objective, restrictions on one-third of the shares would lapse on the payout date of bonuses under the Program, as approved by the Compensation Committee, and restrictions on one-third of the shares would lapse on each of the12 month and 24 month anniversary of the first lapse date. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.
Also on October 7, 2009, the Compensation Committee approved cash bonuses under the Company’s 2008 Executive Bonus Program for Messrs. Pudil and Sheely. Under that program, the bonuses were determined based on achievement relating to return on assets for fiscal year 2008, with the bonuses payable in cash and in lapse of restrictions on performance based restricted stock granted on October 23, 2007. For fiscal year 2008, the Company exceeded the target goal relating to return on assets, but was short of the maximum goal.

Performance for 2008 resulted in a cash bonus to Mr. Pudil and Mr. Sheely of 60% and 50%, respectively, of base salary and of lapse of performance restrictions on 71% of the performance based restricted stock. Therefore, Mr. Pudil earned a cash bonus of $138,872 and restrictions were released on 4,691 of the 6,570 shares of performance based restricted stock granted to Mr. Pudil, with the remaining 1,879 shares forfeited. Under the 2008 Executive Bonus Program, Mr. Sheely earned a cash bonus of $65,255 and restrictions were released on 2,645 of the 3,704 shares of performance based restricted stock granted to Mr. Sheely, with the remaining 1,059 shares forfeited.
Item 8.01 Other Events.
Through the press release issued on October 7, 2008, the Company also announced that its Board of Directors has declared a dividend of $0.0375 per share of common stock payable November 5, 2008 to holders of record on October 22, 2008.
Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description
99.1	Press Release issued by WSI Industries, Inc. on October 7, 2008.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSI INDUSTRIES, INC.
By:	/s/ Michael Pudil
Michael Pudil
President and Chief Executive Officer

Date: October 10, 2008